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Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        We consent to the use in this Amendment No. 5 to Registration Statement No. 333-123657 of our report dated March 21, 2005 (July 19, 2005 as to the effects of the stock split, the Amended and Restated 2003 Stock Purchase and Option Plan for Key Employees of ITC Holdings Corp. and its Subsidiaries, and the Amended and Restated Articles of Incorporation described in Note 18), relating to the financial statements of ITC Holdings Corp. and subsidiaries appearing in the Prospectus, which is a part of this Registration Statement.

        We also consent to the reference to us under the heading "Experts" in such Prospectus.

/s/ Deloitte & Touche LLP

Detroit, Michigan
July 19, 2005

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CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM